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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                           Contact:              Sam Elmore
11-1-00                                         First Community Bancshares, Inc.
                                                540-326-9000

             FIRST COMMUNITY BANCSHARES, INC. ANNOUNCES MERGER WITH
                          CITIZENS SOUTHERN BANK, INC.

         Beckley, W.Va - First Community Bancshares, Inc. announced today that they have completed the merger of Citizens Southern Bank, Inc., a $65 million state-chartered bank located in Beckley, West Virginia into First Community Bank, N.A.

         The merger was accomplished through the exchange of 1.74 shares of First Community Bancshares common stock for each share of Citizens Southern common stock in a tax-free exchange.

         The transition, currently valued at over $6.5 million, is a purchase transaction and will result in Citizens Southern becoming part of the $1.1 billion First Community Bank, N.A., which currently ranks as the third largest bank headquartered in the Commonwealth of Virginia.

         Samuel L. Elmore, chief executive officer for Citizens Southern, has been appointed executive vice president - regional director for First Community's South Central West Virginia region and will assume full responsibility for retail and business banking services for First Community in the Beckley area.

         "I am very excited about the benefits this merger will bring Citizens Southern customers," Elmore said. "Affiliation with First Community will increase our lending options to greatly improve the level of service we are able to offer customers in the Beckley market and the South Central West Virginia region."

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         "Citizens' rapid growth over the last five years has outpaced growth in the bank's capital," said Jack H. Allison, chairman of the board of Citizens Southern. "This transaction provides substantial enhancement to the liquidity of Citizens Southern stock and makes shareholders immediately eligible to participate in stockholder dividends as declared by the First Community Board."

         First Community Bank now operates from 33 full service locations throughout the three-state region of Virginia, West Virginia and North Carolina. West Virginia accounts for the largest portion of First Community Bank's operations, with banking assets of over $700 million.


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